December 18, 2002

TO: CREDITORS OF UNIFORÊT INC.
         UNIFORÊT SCIERIE-PÂTE INC. ET
         FORESTERIE PORT-CARTIER INC. (« Uniforêt »)

Dear Sir/Madam:

Be advised that on December 11th, 2002 the Superior Court of Québec, district of Montréal, rendered an order extending the period during which Uniforêt will continue to benefit from the protection afforded to it under the Companies’ Creditors Arrangement Act, until the first occurrence of one of the following two events, either:

1.	The expiry of a thirty (30) day delay following the dismissal, as the case may be, of the Petition to Sanction and approve Uniforêt’s Plan by way of final judgement; or

2.	The filing into the Court record, by Uniforêt and the Monitor, of the Certificate of implementation of the Plan, mentioned in Section 14 of the Petition to sanction and approve the Plan dated November 29, 2002.

The Petition to sanction and approve the Plan, which was presentable on December 11th, 2002, will be heard at a later date. Regarding the foregoing, please find attached a press release that Uniforêt has asked that we forward you a copy.

Furthemore, be advised that on December 11, 2002 the Superior Court of Québec, district of Montréal, rendered an order setting January 18th, 2003 as the bar date (the “Bar Date”) for the filing of Proofs of Claims with the Monitor, Richter & Associés Inc. Any such proof of claim must be filed before the Bar Date, to the following address:

Richter & Associés Inc.
2 Place Alexis Nihon, 22nd Floor
Montréal, Québec H3Z 3C2
Facsimile: (514) 934-3504

In this respect, please find attached a copy of a “Notice to the Creditors of the Bar Date relating to the filing of claims” (“Notice of the Bar Date”) as well as a proof of claim form. We remind you that, according to the order setting the Bar Date and following the sending of the Notice of the Bar Date attached herewith, any creditor that does not file a proof of claim before the Bar Date will be forever barred to enforce his or her claim and Uniforêt will be discharged, for all purposes, of all obligations in relation therewith.

A creditor that has already filed a proof of claim is not required to file a new proof of claim.

With regard to Class 6 creditors, namely, the Canadian Debentureholders, Trust Général du Canada has indicated to the Monitor its intention to file a proof of claim; nevertheless, we remind you that every such Canadian Debentureholder that has not already done so, should file a proof of claim at the latest January 18th, 2003. To the same effect, with regard to Class 2 creditors, namely, the US Noteholders, Bank of New York, “as successor Indenture Trustee to United States Trust Company of New York”, has already filed a proof of claim; nevertheless, we recommend that every such US Noteholder that has not already done so, file a proof of claim at the latest January 18th, 2003.

Yours very truly,

RICHTER & ASSOCIÉS INC.
Court-Appointed Monitor

Per: Yves Vincent, CA, CIRP

YV/il

Enclosures

Uniforêt

PRESS RELEASE
For immediate release

UNIFORÊT INC. GETS COURT PROTECTION
FOR AN ADDITIONAL DELAY TO PROCEED WITH COURT’S SANCTION
OF ITS PLAN AND FIXES THE BAR DATE FOR PRODUCING PROOFS OF
CLAIMS

MONTRÉAL (QUEBEC), DECEMBER 11, 2002 – UNIFORÊT INC. and its subsidiaries, Uniforêt Scierie-Pâte Inc. and Foresterie Port-Cartier Inc. (the “Company”) announced today that they have obtained from the Superior Court of Montreal an order extending for an additional period the Court protection afforded to the Company under the Companies’ Creditors Arrangement Ac in order to proceed with their motion asking the Court to sanction and approve their amended plan of arrangement, which has already been approved by the required majority in each of their seven classes of creditors. A group of US Noteholders who have already contested, without success, the composition of the class of US Noteholders-creditors are contesting this sanction and approval motion, and the hearing schedule will be fixed by the Court on December 17, 2002. The Company will issue a press release once the exact hearing dates will have been fixed.

The Company has also obtained a Court order fixing January 18, 2003 as being the bar date for producing proofs of claims.

The Company keeps on its current operations. Suppliers who provide goods and services necessary for the operations of the Company are paid in the normal course of business.

Uniforêt Inc. is an integrated forest products company which manufactures softwood lumber and bleached chemi-thermomechanical pulp. It carries on its business through its subsidiaries located in Port-Cartier (pulp mill and sawmill) and in the Péribonka area in Québec (sawmill). Uniforêt Inc.’s securities are listed on The Toronto Stock Exchange under the trading symbol UNF.A, for the Class A Subordinate Voting Shares, and under the trading symbol UNF.DB, for the Convertible Debentures.

INFORMATION :	SERGE MERCIER, C.A. Vice-President – Finance and Administration Uniforêt Inc. Tel.: (514) 327-3350